LEASE

     THIS LEASE (this “Lease”), dated April 21, 2005 (the “Effective Date”), is made by and between IAC Chicago L.L.C., a Delaware limited liability company (“Landlord”), and Dayton Superior Corporation, an Ohio corporation (“Tenant”), upon the following terms and conditions:

ARTICLE I — DEFINITIONS

     Unless the context otherwise specifies or requires, the following terms shall have the following meanings:

     1.01 “Building”: The four (4) manufacturing, office and/or storage facilities located at 200 East Touhy Avenue, Des Plaines, Illinois, which, collectively, contain approximately 163,000 square feet of space.

     1.02 “Premises”: The Building and all related site land, improvements, parking facilities, driveways, truck courts, docks, dock aprons, sidewalks, detention ponds and landscaping, as outlined on the drawing attached hereto as Exhibit A.

     1.03 “Lease Term” or “Term”: The period from and including the Commencement Date, through and including the Expiration Date, unless sooner terminated or renewed, as otherwise expressly provided in this Lease.

     1.04 “Commencement Date”: The Effective Date.

     1.05 “Expiration Date”: Twenty-four (24) months after the Commencement Date.

     1.06 “Base Rent”:   Year One:      $696,489.60 annually ($58,040.80 per month),

                                       Year Two:       $710,419.39 annually ($59,201.62 per month).

     1.07 “Security Deposit”: None.

     1.08 “Tenant’s Permitted Use”: Any use permitted by Applicable Law (as hereinafter defined), and no other use.

     1.09 “Landlord’s Address for Notices”: IAC Chicago L.L.C., 1849 Green Bay Road, 4th Floor, Highland Park, IL 60035, Attn: Managing Director & Chief Operating Officer; with a copy to the then current Mortgagee (as hereinafter defined), as notified by Landlord from time to time.

     1.10 “Tenant’s Address for Notices”: Mark K. Kaler, Dayton Superior Corporation, 7777 Washington Village Drive, Suite 130, Dayton, OH 45459; with a copy to Steven C. Huston, Dayton Superior Corporation, 200 East Touhy Avenue, Des Plaines, IL 60018.

     1.11 “Broker”: None.

     1.12 “Guarantor”: None.

ARTICLE II — PREMISES

     2.01 Lease of Premises. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon all of the terms, covenants and conditions contained in this Lease. On the Commencement Date, Landlord shall deliver the Premises to Tenant in the condition described in Section 2.02 of this Lease.

     2.02 Acceptance of Premises. Prior to the Commencement Date, either Tenant or Symons Corporation, a Delaware corporation (“Symons”), and a wholly-owned subsidiary of Tenant, owned, and operated a portion of its business at, the Premises. As a result, Tenant is intimately familiar with the condition of the Premises and, therefore, accepts the Premises in its current “as is”, “where is” condition and “with all faults”, and with full knowledge of all faults and defects, latent or patent, affecting the Premises, without any agreements, representations or obligations on the part of Landlord. Moreover, Tenant acknowledges that, as of the Commencement Date, certain materials that comprise the Building consist of asbestos-containing materials (“ACMs”), which require the maintenance of the ACMs in good condition under an asbestos operation and maintenance program that shall be conducted in accordance with all applicable Environmental Laws (as hereinafter defined; any such program, a “Qualified Asbestos Maintenance Program”). Thus, Tenant hereby forever waives and releases any and all claims, demands and/or rights that Tenant otherwise might have against Landlord and/or any of Landlord’s Parties (as hereinafter defined) due to the presence of such ACMs in and/or at the Building, as of the Commencement Date. Upon taking possession of the Premises, Tenant shall execute Landlord’s then current form of suite acceptance letter, which shall be materially in the form and of the substance contained in the form of suite acceptance letter set forth on Exhibit D attached hereto.

ARTICLE III — TERM

     3.01 Term. Except as otherwise provided in this Lease, the Lease Term shall be for the period described in Section 1.03 of this Lease; provided, however, that Tenant shall have the right, in its sole discretion, to terminate this lease at any time during the initial Lease Term or the Renewal Term (as hereinafter defined), if applicable, upon one hundred eighty (180) days’ prior written notice to Landlord.

     3.02 Renewal.

          (A) Tenant shall have an option (the “Renewal Option”), for all, but not less than all, of the Premises, for a term of one (1) year (the “Renewal Term”), subject to the remaining terms and conditions of this section.

          (B) The Renewal Term, if applicable, automatically shall commence on the day immediately succeeding the Expiration Date and expire on the date that shall be one (1) year after the Expiration Date, unless Tenant delivers to Landlord written notice of its intention to terminate this Lease no later than one hundred eighty (180) days prior to the Expiration Date.

          (C) During the Renewal Term, Tenant shall lease the Premises upon the same terms and conditions as set forth in this Lease, except that the annual Base Rent payable with respect to the Renewal Term shall be $724,627.78 ($60,385.65 per month).

          (D) If the initial Lease Term shall be renewed in accordance with the terms and conditions of this section, Landlord and Tenant shall execute and deliver an amendment to this Lease reflecting the renewal of the Lease Term, upon the terms herein provided, which amendment shall be executed and delivered no later than one hundred fifty (150) days prior to the Expiration Date.

          (E) Tenant agrees to accept the Premises in its then “as-is”, “where-is” physical condition, and “with all faults” on the commencement date of the Renewal Term and Tenant shall not be entitled to any credit or allowance or other economic concession from Landlord for the improvement thereof, or otherwise.

          (F) The Renewal Option automatically shall terminate and become null and void and of no further force or effect, upon the earliest to occur of (i) the early termination of this Lease, (ii) the termination of Tenant’s right to possession of the Premises, (iv) the failure of Tenant to timely or properly exercise the Renewal Option, or otherwise perform any of its obligations, in strict accordance with the terms of this section, (v) the default by Tenant under this Lease, which shall not have been cured prior to the expiration of all applicable notice and cure periods provided in Section 15.01 or (vi) the sublease by Tenant of all or any portion of the Premises or the Transfer (as hereinafter defined) of this Lease, other than to an Affiliate (as hereinafter defined) of Tenant or a Permitted Transferee (as hereinafter defined) in accordance with the express terms and conditions of Section 14.01. Furthermore, notwithstanding anything to the contrary herein contained, the terms and conditions of the Renewal Option outlined in this section are independent of the terms and conditions of any other provisions of this Lease, including, without limitation, Section 22.21 regarding the Right of First Opportunity (as hereinafter defined). Therefore, regardless of whether or not (a) Tenant shall have delivered to Landlord a Tenant’s Right of First Opportunity Notice (as hereinafter defined), (b) Landlord shall have delivered to Tenant a Landlord’s Right of First Opportunity Notice (as hereinafter defined) and/or (c) Landlord and Tenant shall have entered into a Development Lease (as hereinafter defined) or a Development Agreement (as hereinafter defined), Tenant shall have an express duty and obligation to exercise the Renewal Option, if at all, strictly in accordance with the terms and conditions of this section.

          (G) Tenant shall have no further option to renew the Lease Term beyond the expiration of the Renewal Term and Tenant shall be responsible for any brokerage or leasing commissions owed Broker or any other party due to any renewal of the Lease Term by Tenant.

          (H) Notwithstanding anything to the contrary herein contained, upon the commencement of the Renewal Term, if applicable, the terms “Lease Term” and “Term” also shall be deemed to include the Renewal Term.

ARTICLE IV — RENTAL

     4.01 Definitions.

          (A) “Property Taxes” means the aggregate amount of all real estate taxes, payments in lieu of taxes, possessory interest taxes, assessments (whether they be general or special), sewer rents and charges, transit taxes, taxes based upon the receipt of rent (including, without limitation, any gross receipts tax, license fee or excise tax) and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes, capital stock, inheritance, estate, gift, or any other taxes imposed upon or measured by Landlord’s gross income or profits, unless the same shall be imposed in lieu of ad valorem taxes), and any other tax or charge imposed with respect to all or any portion of the Premises, the execution of this Lease, or Tenant’s use or occupancy of the Premises, or any part thereof.

          (B) “Operating Expenses” means all costs and expenses incurred in the operation, ownership, maintenance, replacement, servicing, compliance and repair of the Premises, which may include, but not be limited to, if applicable: costs for security, utility charges; HVAC service and maintenance contracts costs; costs for repairs to walks, drives, parking areas, or any other improvements on the land; license, permit and inspection fees; grounds care costs, including snow removal, landscaping and lawn, tree and shrubbery care; costs for striping and resurfacing the parking lot; costs for labor, supplies, materials, equipment, tools and insurance premiums connected therewith; all costs of maintenance and redecoration of the exterior of the Building, including repainting and glazing. Notwithstanding anything contained herein to the contrary, the foregoing costs and expenses may be incurred by Tenant at its sole direction and in its sole discretion; provided, however, that, regardless of whether or not Tenant shall incur any or all of the foregoing costs and/or expenses, nothing contained in this Section 4.01(B) shall be deemed or construed as a waiver or release of any of the remaining terms, provisions and/or conditions of this Lease, but rather, throughout the initial Lease Term and the Renewal Term, if applicable, Tenant shall be bound by all of such terms, provisions and conditions and shall be required to satisfy all of Tenant’s other obligations under this Lease in accordance with the express terms and conditions hereof, including, but not limited to, Tenant’s obligation to (i) use, occupy and maintain the Premises in accordance with Applicable Law and the other terms and conditions of Section 6.02, (ii) use and occupy the Premises in accordance with the terms and conditions of Section 6.03, including, without limitation, the maintenance of the ACMs under a Qualified Asbestos Maintenance Program, (iii) maintain the utilities, utility lines and connections, sanitary sewers, storm sewers and other utility lines and connections (collectively, the “Utilities Infrastructure”) in accordance with the applicable terms and conditions of Sections 8.02 and 8.03 and (iv) surrender the Premises to Landlord, upon the expiration or earlier termination of the initial Lease Term or the Renewal Term, if applicable, in accordance with the terms and conditions of this Lease, including, without limitation, Sections 9.03 and 21.01.

          (C) “Insurance Expenses” means all costs for premiums for all insurance required, pursuant to the provisions of this Lease, to be procured and maintained by Tenant in connection with or relating to the Premises.

     4.02 Payment. Notwithstanding anything contained herein to the contrary, all Property Taxes, Operating Expenses and Insurance Expenses (collectively, the “Tax, Operating and Insurance Expenses”), which relate to all or any portion of the Lease Term and/or the Renewal Term, if applicable, shall be the sole and exclusive obligation and responsibility of Tenant. Accordingly, Tenant shall pay, as and when due, the Tax, Operating and Insurance Expenses, as follows:

          (A) Tenant shall pay all Property Taxes payable as to the Premises and attributable to all or any portion of a calendar year that shall comprise all or a portion of the Lease Term and/or the Renewal Term, if applicable, directly to the relevant taxing authority having jurisdiction over the Premises.

          In furtherance of the foregoing, and in recognition of the fact that, at the very least, general real estate taxes payable as to the Premises shall be imposed by Cook County, Illinois (the “County”), which collects such taxes in arrears, Tenant acknowledges and agrees that all or a portion of the Property Taxes payable as to the Premises and attributable to all or some portion of the final calendar year that shall comprise all or a portion of the Lease Term or the Renewal Term, if applicable, will not be collected by the County, until after the expiration or earlier termination of the Lease Term or the Renewal Term, if applicable.

          As a result of the foregoing, on or prior to the first day of the thirteenth (13th) month of the Lease Term (or the first month of the Renewal Term, if applicable), and on the first day of each month thereafter, throughout the balance of the Lease Term, Tenant shall pay to Landlord, as Rent, in addition to all other sums due and payable by Tenant to Landlord hereunder, an amount equal to one-twelfth (1/12th) of the estimated amount of Property Taxes that shall be payable as to the Premises and attributable to all or some portion of the final calendar year that shall comprise all or a portion of the Lease Term and/or the Renewal Term, if applicable, which estimated amount shall be based on the bill issued by the County for collection of the Property Taxes payable as to the Premises and attributable to the calendar year immediately preceding such final calendar year. Once the County shall have issued the actual bill for the Property Taxes as to the Premises and attributable to such final calendar year, if the total amount of the actual Property Taxes payable as to the Premises and attributable to such final calendar year shall be more than the estimated payments for such calendar year made by Tenant, then Tenant shall pay the deficiency to Landlord, within thirty (30) days of receipt by Tenant of a written demand for such payment. On the other hand, if the actual Property Taxes payable as to the Premises and attributable to such final calendar year shall be less than the estimated payments for such calendar year made by Tenant, then any excess shall be paid to Tenant, or retained by Landlord and credited towards any amounts then due and payable by Tenant to Landlord, pursuant to the remaining provisions of this Lease, if applicable. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to this Section 4.02(A) to be performed after such termination.

          (B) Tenant shall pay all Operating Expenses incurred as to the Premises and attributable to all or any portion of the Lease Term and/or the Renewal Term, if applicable, directly to the provider of the product(s) and/or services(s), for which any and all of the Operating Expenses shall have been incurred. Notwithstanding anything contained herein to the contrary, Tenant shall not be deemed in default of its obligations under this Lease solely due to a failure to timely pay any such Operating Expenses, so long as such failure shall not (i) result in a Lien against or on the Premises, subject Tenant’s right to contest the same in accordance with the terms and conditions of Section 9.02, or (ii) otherwise constitute a default by Tenant under this Lease for any reason not solely due to such failure, including, without limitation, a default by Tenant as to its obligation to (a) use, occupy and maintain the Premises in accordance with Applicable Law and the other terms and conditions of Section 6.02, (b) use and occupy the Premises in accordance with the terms and conditions of Section 6.03, including, without limitation, the maintenance of the ACMs under a Qualified Asbestos Maintenance Program, and/or (c) maintain the Utilities Infrastructure in accordance with the applicable terms and conditions of this Lease, including, but not limited to, Sections 8.02 and 8.03.

          (C) Tenant shall pay all Insurance Expenses incurred as to the Premises and attributable to all or any portion of the Lease Term and/or the Renewal Term, if applicable, directly to the provider of the product(s) and/or services(s), for which any and all of the Insurance Expenses shall have been incurred.

          (D) Notwithstanding anything contained herein to the contrary, Tenant, in connection with its use of the Premises, shall not cause Landlord and/or any of Landlord’s Parties to have any obligation, liability and/or responsibility for any Operating Expenses and/or Insurance Expenses attributable to any product(s) and/or services(s), for which any and all of the Operating Expenses shall have been incurred, whether as to the period prior to the Commencement Date, the Lease Term, the Renewal Term, if applicable, and/or the period following the expiration or earlier termination of this Lease, but rather, the payment of all of such Operating Expenses and Insurance Expenses shall be the exclusive obligation, liability and responsibility of Tenant, which obligations, liabilities and responsibilities shall survive the expiration or earlier termination of this Lease.

     4.03 Base Rent. During the Lease Term, Tenant shall pay to Landlord for the Premises as part of Rent, the annual Base Rent in monthly installments as described in Section 1.06. Upon execution hereof, Tenant shall pay Landlord Base Rent attributable to the first calendar month of the Lease Term. Thereafter, the annual amount of Base Rent due Landlord shall be payable in equal monthly installments due in advance on the first day of each calendar month without notice, demand, abatement, deduction or offset for any reason, except as specifically provided to the contrary in Article XI. If the Commencement Date is other than the first day of a calendar month, any prepaid Base Rent for the first month of the Term shall be prorated in the proportion that the number of days this Lease is in effect during such partial month bears to the total number of days in such month.

     4.04 Late Charge; Interest. In addition to any other rights and remedies of Landlord for Tenant’s default hereunder, if Landlord shall receive Rent after five (5) days after the date the payment thereof is due, Tenant shall pay to Landlord a late charge of Five Hundred and No/100 Dollars ($500.00) to cover administrative costs, so long as Landlord shall have received such Rent on or prior to fifteen (15) days after the date such payment is due; provided, however, that, if Landlord shall not have received such Rent as of sixteen (16) days after the date such payment is due, Tenant shall pay to Landlord (A) a late charge equal to five percent (5%) of the overdue amount, or Five Hundred and No/100 Dollars ($500.00), whichever is greater, to cover additional administrative costs; and (B) interest on the delinquent amounts at a default rate of interest equal to the lesser of the maximum rate permitted by law, if any, or the Prime Rate, plus four percent (4%) per annum, from the date such payment is due to the date paid. For purposes hereof, the “Prime Rate” shall mean the rate of interest per annum publicly announced by LaSalle Bank National Association, Chicago, Illinois, as its prime lending rate or reference rate as in effect from time to time (the Prime Rate is not necessarily the best or lowest rate of interest offered by said bank).

     4.05 Additional Rent. For purposes of this Lease, all amounts payable by Tenant to Landlord pursuant to this Lease, whether denominated as such, shall constitute additional rental hereunder. All additional rental, together with the Base Rent, shall sometimes be referred to in this Lease as “Rent”. All Rent shall be paid to Landlord, without notice, demand, abatement, deduction or offset for any reason, , except as specifically provided to the contrary in Article XI, in lawful money of the United States at such place as Landlord may designate from time to time by written notice given to Tenant.

ARTICLE V — RESERVED

ARTICLE VI — USE OF PREMISES

     6.01 Tenant’s Permitted Use. Tenant shall use the Premises only for Tenant’s Permitted Use as set forth in Section 1.08 above and shall not use or permit the Premises to be used for any other purpose. Tenant, at its sole cost, shall obtain all governmental licenses and permits required to allow Tenant to conduct Tenant’s Permitted Use. Landlord disclaims any warranty that the Premises are suitable for Tenant’s Permitted Use and Tenant acknowledges that it has had a full opportunity to make its own determination in this regard.

     6.02 Compliance with Laws and Other Requirements.

          (A) Tenant shall cause, at its expense, the Premises to comply with all laws (including Environmental Laws) ordinances, regulations and directives of any governmental authority applicable to the Premises or Tenant’s use thereof, including, without limitation, the Americans With Disabilities Act (collectively “Applicable Laws”). Operating Expenses shall include (without limitation) the cost of any improvements, capital expenditures, repairs or replacements to the Premises, or any equipment or machinery used in connection with the Premises, if any such item is required under any Applicable Law. Notwithstanding the foregoing, Tenant shall have the right to challenge any governmental directive regarding any Applicable Law, so long as the same does not result in (i) a Lien against or on the Premises, subject Tenant’s right to contest the same in accordance with the terms and conditions of Section 9.02, or (ii) a default by Tenant under this Lease, including, without limitation, a default by Tenant as to its obligation to (a) use, occupy and maintain the Premises in accordance with Applicable Law and the other terms and conditions of Section 6.02, (b) use and occupy the Premises in accordance with the terms and conditions of Section 6.03, including, without limitation, the maintenance of the ACMs under a Qualified Asbestos Maintenance Program, and/or (c) maintain the Utilities Infrastructure in accordance with the applicable terms and conditions of this Lease, including, but not limited to, Sections 8.02 and 8.03.

          (B) Tenant shall not use the Premises, or permit the Premises to be used, in any manner which: (i) violates any Applicable Law; (ii) causes or is reasonably likely to cause any damage or liability to the Premises, Landlord and/or any of Landlord’s Parties; (iii) violates a requirement or condition of any insurance policy covering all or any portion of the Premises and/or increases the cost of any such policy; and/or (iv) constitutes or is reasonably likely to constitute a nuisance, including, without limitation, any immoral or obscene act and/or any other act tending to injure the reputation of the Premises; provided, however, that Landlord shall not allege that Tenant is in default of any of its obligations under this Lease solely based on the fact that the manner in which Tenant has used the Premises prior to the Commencement Date constitutes a nuisance.

          (C) Tenant shall not commit or allow any waste or damage to be committed on any portion of the Premises. Tenant shall not do, nor permit, anything which shall increase the costs of operating or maintaining the Premises, including, but not limited to, insurance premiums, property taxes and utility bills.

     6.03 Hazardous Materials.

          (A) Definitions: (i) “Environmental Laws” means all now and hereafter existing statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any Regulatory Authority; (ii) “Hazardous Materials” means any material or substance: (a) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” “dangerous,” “toxic” or “air pollutant” under Environmental Laws, or any like or similar term or terms; (b) contains petroleum, crude oil or any fraction thereof; (c) containing polychlorinated biphenyls (PCB’s); (d) contains asbestos; (e) which is radioactive; (f) which displays toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined or become defined by Environmental Laws; or (g) which cause a nuisance upon or waste to any portion of the Premises; (iii) “Handle” (or variations of such term) means any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials; and (iv) “Regulatory Authority” means any federal, state or local governmental agency, commission, board or political subdivision, or any industry organization, including, without limitation, the International Air Transport Association, which may impose liability or standards of conduct concerning public health and safety, the environment, or the Handling of Hazardous Materials.

          (B) No Hazardous Materials shall be Handled upon, about, above or beneath the Premises, by or on behalf of Tenant and/or any of its partners, stockholders, members, directors, officers, agents, employees, contractors, subcontractors, vendors, clients, customers and/or invitees (collectively, with Tenant, “Tenant’s Parties”), unless the Hazardous Materials are: (i) listed in Exhibit B attached hereto and then only in the quantities listed in said exhibit; (ii) normal quantities of copier fluids and cleaning supplies containing Hazardous Materials which are customarily used in the conduct of general administrative and executive office activities, so long as same are handled strictly in accordance with applicable Environmental Laws; or (iii) Handled as specified in Section 6.03(F). Any such Hazardous Materials so Handled, the presence or migration of which is a result of the act or omission of Tenant’s Parties, shall be known as Tenant’s Hazardous Materials. Tenant shall cause Tenant’s Hazardous Materials to be Handled at all times in compliance with the manufacturer’s instructions therefor and all applicable Environmental Laws. Tenant shall ensure that all of Tenant’s employees who Handle Tenant’s Hazardous Materials are properly trained and licensed in accordance with Environmental Laws. Tenant shall not cause or permit Tenant’s Hazardous Materials to be disposed of, released, discharged or permitted to spill, leak or migrate upon, about, above or beneath any portion of the Premises. In addition, throughout the initial Lease Term and the Renewal Term, if applicable, Tenant shall maintain the ACMs in good condition under a Qualified Asbestos Maintenance Program.

          (C) Tenant, at its sole cost, promptly shall take all actions required by any Regulatory Authority, or necessary in Landlord’s reasonable estimation, which requirement or necessity arises from the Handling, presence and/or migration of Tenant’s Hazardous Materials on or about any portion of the Premises, (i) such that Landlord can make full economic use of all or any portion of the Premises, and (ii) to restore any affected portions of the Premises to the condition existing prior to the introduction of Tenant’s Hazardous Materials, irrespective of any less stringent standards or remediation allowable under applicable Environmental Laws. Such actions shall include, without limitation, the investigation of the environmental condition of any portion of the Premises, the preparation of any feasibility studies or reports and the performance of any cleanup, remedial, removal or restoration work. Tenant nevertheless shall obtain Landlord’s written approval prior to undertaking any actions required by this Section 6.03(C).

          (D) Tenant immediately shall notify Landlord and Mortgagee, if any, of: (i) its knowledge of any disposal, release, discharge, migration, spill, and/or leak of Tenant’s Hazardous Materials; (ii) any inspection, enforcement, cleanup and/or other regulatory action taken or threatened by any Regulatory Authority with respect to any Hazardous Materials on, about, above, beneath or from the Premises or the migration thereof from or to other property; (iii) any demands or claims made or threatened by any party relating to any loss or injury claimed to have resulted from any Hazardous Materials on, about, above, beneath or from the Premises; and (iv) any matters with respect to which Tenant is required by any Environmental Laws to give a notice to any Regulatory Authority concerning Hazardous Materials on or from the Premises.

          (E) Tenant agrees that the damages to Landlord that are the result of the release, spill, disposal, discharge, leakage or migration of Tenant’s Hazardous Materials at the Premises and are recoverable by Landlord from Tenant due to Tenant’s failure to comply with the applicable terms and conditions of this Lease that relate to Tenant’s Hazardous Materials, including, without limitation, those contained in this Article VI, after the expiration of all applicable notice and cure periods herein provided, include, but are not limited to, the following (collectively, “Environmental Damages”): (i) costs incurred by Landlord (including, without limitation, attorney’s and consultant’s fees and testing) for investigation and remediation; (ii) actual diminution in the value of all or any portion of the Premises; (iii) actual damages for the loss or restriction on the use of any portion of the Premises and/or any amenity thereof; and (iv) actual damages arising from any adverse impact on the marketing of space in the Premises. Notwithstanding anything contained herein to the contrary, any claim, demand and/or right in favor of Landlord with respect to Environmental Damages, which shall arise out of this Lease, shall be barred, unless Landlord shall have commenced an action thereon, within five (5) years after the date on which the initial Lease Term or the Renewal Term, if applicable, shall have expired or been terminated; provided, however, that, if such initial Lease Term or Renewal Term, if applicable, shall have been terminated due to the occurrence of a default that shall not have been caused by Landlord, then said 5-year period shall commence as of the date on which the initial Lease Term or the Renewal Term, if applicable, would have expired, but for the occurrence of such termination.

          (F) Landlord acknowledges that, due to Tenant’s Permitted Use of the Premises, Tenant occasionally will Handle Hazardous Materials on the Premises, which shall not be listed on Exhibit B attached hereto; however, such presence and handling of Hazardous Materials shall be in compliance with all applicable Environmental Laws and the following guidelines: (i) no nuclear or explosive materials will be Handled by Tenant on the Premises; (ii) all Hazardous Materials will be Handled in a well marked area, which is used exclusively for Hazardous Materials; and (iii) any such Hazardous Materials which are incompatible or reactive to each other shall be kept separate at all times.

ARTICLE VII — UTILITIES AND SERVICES

     7.01 Services. Tenant may use any existing utility service connection into the Premises and Tenant, at its sole cost, shall continuously maintain throughout the Lease Term all such utility service. Tenant shall pay to the appropriate utility company or other provider directly, for all water, gas, heat, electricity, light, power sweeping and other janitorial services, rubbish and trash disposal, pest and rodent control, sewer, fire protection, alarm and other security services and any other utilities and services relating to the Premises, together with any taxes thereon, connection charges and deposits, and also shall pay for all electrical light bulbs, lamps and tubes in connection therewith. Landlord reserves the right during the Lease Term to grant easements for public utility access on, over or below the Premises without any abatement in Rent, so long as said easements and/or access do not unreasonably interfere with Tenant’s Permitted Use of the Premises. Tenant shall arrange for and pay for all telephone and other communication services and equipment, including any additions or alterations to the existing telephone service boards and conduit, which shall be appropriately labeled.

     7.02 Installation, Connection and Use of Utility Equipment. Tenant, at its sole cost, shall install and connect all equipment and lines required to supply such utilities to the extent not already serving the Premises. Tenant shall maintain, repair and replace all such items, and keep the same in good working order, condition and repair.

     7.03 Interruption of Services. Landlord shall not be liable for any failure to furnish, or interruption in furnishing, any of the services or utilities described in Section 7.01, and Tenant shall not be entitled to any damages, and no such failure or interruption shall abate or suspend Tenant’s obligation to pay Rent under this Lease or constitute a constructive eviction of Tenant or entitle Tenant to terminate this Lease as a result thereof. Further, if any governmental authority or public utility promulgates or revises any Applicable Law, or issues mandatory or voluntary controls relating to the use or conservation of energy, water, gas, light or electricity, the reduction of emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with same and Tenant’s obligations hereunder shall not be affected thereby. Tenant acknowledges that Landlord shall not provide any safety and/or security devices, services and/or programs, but rather, Tenant expressly assumes the risk as to Tenant’s property and the interest of Tenant’s Parties associated with deterring crime and ensuring safety at the Premises. Tenant shall obtain insurance coverage to the extent Tenant desires protection against criminal acts and other losses. Tenant shall cooperate in any reasonable safety or security program required by Applicable Law.

ARTICLE VIII — MAINTENANCE AND REPAIRS

     8.01 Landlord’s Obligations. Landlord shall have no duty and/or obligation to maintain and/or repair all or any portion of the Premises at any time during the Lease Term. Landlord shall not be liable to Tenant for any damage or inconvenience resulting therefrom and Tenant shall not be entitled to any abatement or reduction of Rent by reason of repairs, alterations or additions, if any, made by Landlord under this Lease and/or to constructive eviction or termination.

     8.02 Tenant’s Obligations. During the Lease Term and the Renewal Term, if applicable, Tenant, at its risk and at its own sole cost, shall in its sole discretion maintain the Premises in good working order, repair and condition (including all necessary replacements), including, but not limited to, the roof, foundation, exterior walls (including all windows, plate glass, doors and pest control and extermination), downspouts, fire safety sprinkler systems of the Premises and roads, parking areas, sidewalks, landscaping, drainage, common area lighting facilities, plumbing systems, electrical systems, heating, ventilating and air-conditioning systems, storm sewers, sanitary sewers, water mains, interior partitions, interior sides of exterior walls, floors, floor coverings, windows, window coverings and electrical and plumbing fixtures, all glass elements, doors (including dock, grade and man doors), dock bumpers, levelers, light bulbs, other improvements and fixtures within the Premises and regular removal of debris, except for reasonable wear and tear and damage due to casualty which shall be covered by Article XI. Notwithstanding anything contained herein to the contrary, any of the foregoing costs that would have to be incurred by Tenant to comply with the provisions of this Section 8.02 may be incurred by Tenant at its sole direction and in its sole discretion; provided, however, that, regardless of whether or not Tenant shall incur any or all of such costs, nothing contained in this Section 8.02 shall be deemed or construed as a waiver or release of any of the remaining terms, provisions and/or conditions of this Lease, but rather, throughout the initial Lease Term and the Renewal Term, if applicable, Tenant shall be bound by all of such terms, provisions and conditions and shall be required to satisfy all of Tenant’s other obligations under this Lease in accordance with the express terms and conditions hereof, including, but not limited to, Tenant’s obligation to (A) use, occupy and maintain the Premises in accordance with Applicable Law and the other terms and conditions of Section 6.02, (B) use and occupy the Premises in accordance with the terms and conditions of Section 6.03, including, without limitation, the maintenance of the ACMs under a Qualified Asbestos Maintenance Program, (C) maintain the Utilities Infrastructure in accordance with the applicable terms and conditions of this Section 8.02 and Section 8.03 and (D) surrender the Premises to Landlord, upon the expiration or earlier termination of the initial Lease Term or the Renewal Term, if applicable, in accordance with the applicable terms and conditions hereof, including, without limitation, Sections 9.03 and 21.01.

     8.03 Repair Damage. Tenant shall be responsible for payment, within thirty (30) days of demand from Landlord, of any and all costs incurred by Landlord and/or any of Landlord’s Parties associated with the repair of any damage to any part of the Utilities Infrastructure caused by any of Tenant’s Parties.

ARTICLE IX — ALTERATIONS, ADDITIONS AND IMPROVEMENTS

     9.01 Performance of Alterations Work. Landlord shall not be liable for any injury, loss or damage to Tenant or Tenant’s property relating to the performance of any alterations, additions, or improvements in or to the Premises (“Alterations”). For purposes of this Article IX, the term “Alterations” shall be deemed to include, without limitation, the installation, alteration, replacement or removal of any communications or computer wires, cables and related devices (“Lines”). Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from, any problems relating to Tenant’s uninterrupted and unaffected use of any Lines per the Tenant’s requirements. All work relating to the Alterations shall be performed in compliance with all Applicable Laws of all governmental authorities having jurisdiction and the requirements of all carriers of insurance on the Premises, the Board of Underwriters, Fire Rating Bureau, or similar organization. All work shall be performed in a diligent, first class manner. No asbestos-containing materials or PCB’s shall be used or incorporated in the Alterations. No lead-containing surfacing material, solder or other construction materials or fixtures, where the presence of lead might create a condition or exposure not in compliance with Environmental Laws, shall be incorporated in the Alterations.

     9.02 Liens. Tenant shall pay all costs for work performed and materials supplied to the Premises. During the progress of any Alterations, Tenant, upon Landlord’s request, shall furnish Landlord with sworn contractor’s statements and lien waivers covering all work theretofore performed. Tenant shall keep Landlord, the Premises free from all liens, stop notices, violation notices, claims and/or encumbrances (individually, a “Lien” and, collectively, “Liens”), and Tenant shall protect, indemnify, hold harmless and defend Landlord, from and against any and all loss, cost, damage, liability and expense, including, without limitation, reasonable attorneys’ fees, related to any such Liens. If Tenant fails to pay and remove such Lien, or contest the same in accordance with the express terms and conditions hereafter specified in this Section 9.02, within thirty (30) business days after recordation, Landlord, at its election, may pay and satisfy the same, and, in such event, the sums so paid by Landlord, together with interest thereon equal to the lesser of the maximum rate permitted by law or twelve percent (12%) per annum, shall be due and payable by Tenant upon demand. Notwithstanding anything contained herein to the contrary, Tenant shall have the right to contest in good faith and with reasonable diligence the validity of any such Lien, if Tenant shall (a) furnish to Chicago Title Insurance Company (“CTIC”) such security or indemnity as CTIC shall require to induce CTIC to issue an endorsement to Landlord’s owner’s title insurance policy for the Premises, as well as Mortgagee’s lender’s title insurance policy for the Premises, insuring over the exception created by such Lien, or (b) provide Landlord with such other security as shall be reasonably acceptable to Landlord and Mortgagee, which, in no event shall be less than one hundred fifty percent (150%) of the amount of such Lien and all interest and other costs necessary to discharge such Lien; provided, however, that, in any event, Tenant shall discharge such Lien prior to the entry of a judgment to foreclose the same.

     9.03 Removal. Upon the expiration or earlier termination of this Lease, Tenant, at its sole cost, shall remove all of Tenant’s machinery and equipment, and may remove some or all of Tenant’s trade fixtures, furniture and other personal property. If Tenant shall fail to remove any such items of machinery and/or equipment promptly after the expiration or earlier termination of this Lease, Landlord may do so with no resulting liability to Tenant and Tenant shall pay Landlord the cost thereof, upon demand. In addition, Tenant shall have the right, during the Initial Term and/or the Option Term, if applicable, to remove any and all fixtures, systems and/or equipment from the Premises at Tenant’s sole cost.

ARTICLE X — INDEMNIFICATION AND INSURANCE

     10.01 Indemnification.

          (A) Tenant agrees to protect, indemnify, hold harmless and defend Landlord and Mortgagee, and their respective partners, shareholders, members, managers, directors, officers, agents, employees, contractors, clients and invitees (collectively “Landlord’s Parties”), from and against any and all claims, actions, causes of action, judgments, fines, penalties, losses, damages, including, without limitation, Environmental Damages, liabilities and actual attorney’s and consultant’s fees and legal and other costs and expenses, including, but not limited to, damages for bodily injury, death and property damage (collectively, “Losses”), which are caused by, arise out of, occasioned by or in any way attributable to any of the following, except to the extent caused by the negligence and/or willful misconduct of Landlord and/or Landlord’s Parties: (i) the use or occupancy of the Premises by Tenant and/or any of Tenant’s Parties, (ii) the acts and/or omissions of Tenant and/or any of Tenant’s Parties, and/or (iii) the Handling, presence, release, spill, leakage or migration of any Tenant’s Hazardous Materials, including, without limitation, Tenant’s failure to maintain, throughout the initial Lease Term and the Renewal Term, if applicable, the ACMs under a Qualified Asbestos Maintenance Program. Nothing herein shall be interpreted or used to in any way affect, limit, reduce or abrogate any insurance coverage provided by any insurers to either Tenant or Landlord, except for any Losses that shall be caused by any third party. Notwithstanding anything to the contrary contained in this Lease, nothing herein shall be construed to infer or imply that Tenant is a partner, joint venturer, agent, employee, or otherwise acting by or at the direction of Landlord.

          (B) Subject to the terms of Sections 10.07, 10.08 and Article XX hereof, Landlord agrees to protect, indemnify, hold harmless and defend Tenant and Tenant’s Parties, from and against any and all Losses, which are caused by, arise out of, occasioned by, or in any way attributable to any of the following, except to the extent caused by the negligence and/or willful misconduct of Tenant and/or any of Tenant’s Parties: (i) the use or occupancy of the Premises by Landlord and/or any of Landlord’s Parties, and/or (ii) the acts or omissions of Landlord and/or any of Landlord’s Parties, except for any Losses that shall be caused by (a) any third party and/or (b) the presence, prior to the commencement of the initial Lease Term, of any Hazardous Materials at, on, under, about or around the Premises in violation of applicable Environmental Laws.

     10.02 Property Insurance.

          (A) At all times during the Lease Term, Tenant shall procure and maintain, at its sole cost, “all-risk” or causes of loss-special form property insurance for damage or other loss caused by fire or other casualty or cause, including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting of pipes or explosion, earthquake, in an amount not less than one hundred percent (100%) of the replacement cost covering the Building. The proceeds of such insurance shall be used for the repair or replacement of the property so insured, except that, if not so applied, or, if this Lease shall be terminated following a casualty, the proceeds thereof shall be paid to Tenant.

          (B) At all times during the Lease Term, Tenant shall procure and maintain, at its sole cost, “all-risk” or causes of loss-special form property insurance, for damage or other loss caused by fire or other casualty or cause, including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting of pipes or explosion, earthquake, in an amount not less than one hundred percent (100%) of the replacement cost covering (i) leasehold improvements made at the expense of Tenant and (ii) Tenant’s trade fixtures, equipment, contents, bailed property, inventory, business records and other personal property, from time to time situated in the Premises, including, without limitation, all floor and wall coverings (collectively, “Tenant’s Personal Property”). The proceeds of such insurance shall be used for the repair or replacement of the property so insured, except that, if not so applied, or, if this Lease shall be terminated following a casualty, the proceeds applicable to the leasehold improvements and Tenant’s Personal Property shall be paid to Tenant.

     10.03 Liability Insurance.

          (A) At all times during the Lease Term, Tenant shall procure and maintain, at its sole cost, commercial general liability insurance with a Broad Form endorsement written on a per occurrence basis applying to the use and occupancy of the Premises and the business operated by Tenant. Such insurance shall have a minimum combined single limit of liability of at least One Million Dollars ($1,000,000) per occurrence and a general aggregate limit of at least Three Million Dollars ($3,000,000). All such policies shall be written to apply to all bodily injury, property damage, personal injury losses and shall be endorsed to include as additional insureds the following parties: IAC Chicago L.L.C., a Delaware limited liability company; International Airport Centers L.L.C., a Delaware limited liability company; Mortgagee; and their respective members, managers, agents and employees, and/or such other parties as Landlord may reasonably designate from time to time. Such liability insurance shall be written as primary coverage, not excess or contributing with or secondary to any other insurance as may be available to the Landlord or additional insureds.

          (B) From time to time during the Lease Term, Landlord may, but shall not be obligated to, procure and maintain at its expense commercial general liability insurance with a Broad Form endorsement written on a per occurrence basis applying to the use and occupancy of the Premises, and such other insurance as may be required by Mortgagee or otherwise reasonably desired by Landlord.

     10.04 Workers’ Compensation Insurance. At all times during the Lease Term, Tenant shall procure and maintain Workers’ Compensation Insurance in accordance with the laws of the State of Illinois, and Employers’ Liability insurance with a limit not less than One Million Dollars ($1,000,000) Bodily Injury Each Accident; One Million Dollars ($1,000,000) Bodily Injury By Disease - Each Person; and One Million Dollars ($1,000,000) Bodily Injury by Disease — Policy Limit.

     10.05 Automobile Liability Insurance. At all times during the Lease Term, Tenant shall procure and maintain, at its sole cost, commercial automobile liability insurance, including owned, non-owned and hired vehicles, applying to the use of any vehicles arising out of the operations of Tenant. Such insurance shall apply to bodily injury and property damage in a combined single limit of not less than One Million Dollars ($1,000,000) per accident.

     10.06 Policy Requirements. All insurance required to be maintained by Tenant shall be issued by insurance companies authorized to do insurance business in the state in which the Premises is located and rated not less than A-VIII in Best’s Insurance Guide or a Standard and Poor’s claims paying ability rating of not less than AA and Landlord shall approve the policy form and deductible. A certificate of insurance (or, at Landlord’s option, copies of the applicable policies) evidencing the insurance required under this Lease shall be delivered to Landlord not less than thirty (30) days prior to the Commencement

Date. No such policy shall be subject to cancellation or modification without thirty (30) days prior written notice to Landlord and to any other party designated by Landlord to Tenant. Tenant shall furnish Landlord with a replacement certificate with respect to any insurance not less than thirty (30) days prior to the expiration of the current policy. Tenant shall have the right to provide the insurance required by this Lease pursuant to blanket policies, but only if such blanket policies expressly provide coverage to the Premises, Landlord and any other party, as required by this Lease. Tenant may not self-insure, without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. For purposes of this Lease, self-insurance shall not include any self-insured retention or deductible programs. Tenant shall be responsible to Landlord for any costs incurred by Landlord that arise out of Tenant’s failure to maintain any of the insurance required to be maintained hereunder.

     10.07 Waiver of Claims. Tenant waives all claims against Landlord for injury or death to persons, damage to property, loss of income and additional expenses or to any other interest of Tenant sustained by Tenant or any party claiming through Tenant resulting from: (A) any occurrence in or upon the Premises; (B) leaking of roofs, bursting, stoppage or leaking of water, gas, sewer or steam pipes or equipment, including sprinklers; (C) wind, rain, snow, ice, flooding, freezing, fire, explosion, earthquake, excessive heat or cold, fire or other casualty; (D) any system or equipment serving the Building being defective, out of repair or failing; and (E) vandalism, malicious mischief, theft or other acts or omissions of any other parties including, without limitation, other tenants, contractors and invitees. Tenant waives any right it might otherwise have to terminate this Lease for any reason pursuant to this Section 10.07.

     10.08 Waiver of Subrogation. Each party hereby waives any right of recovery against the other for injury or loss covered by insurance described in Section 10.02 to the extent of the injury or loss covered thereby. Such waiver shall apply to any deductibles or self-insured reserves. Any policy of insurance procured and maintained by either Landlord or Tenant, pursuant to this Lease, shall contain a clause denying the insurer any right of subrogation against the other party, if applicable.

ARTICLE XI — DAMAGE OR DESTRUCTION

     11.01 Total Destruction. Tenant shall give immediate written notice to Landlord of any damage or destruction caused to the Premises by fire or other casualty (“Tenant’s Casualty Notice”). If the Building shall be totally destroyed, this Lease automatically shall terminate as of the date of such destruction, subject to the terms and conditions of Section 11.02(A) as to Tenant’s obligation to repair the damage to or destruction of, as the case may be, the Utilities Infrastructure, if any.

     11.02 Partial Destruction.

          (A) If the Premises shall be partially damaged by any casualty, promptly upon delivery of Tenant’s Casualty Notice to Landlord, Tenant shall proceed with reasonable diligence and in good faith to repair any damage or destruction to the portion of the Premises that consists of the Utilities Infrastructure, if any, and prosecute the same to completion as soon as reasonably practicable. The foregoing obligation of Tenant to repair such damage or destruction as to the portion of the Premises that consists of the Utilities Infrastructure, if any, shall consist of restoring such Utilities Infrastructure to the condition in which the same existed prior to such damage or destruction. If Tenant shall have failed to complete the required repairs to the Utilities Infrastructure on or prior to the date that shall be one hundred twenty (120) days after the date of the damage or destruction (the “Restoration Date”), Landlord may elect to terminate this Lease by delivering written notice to Tenant of its intention to do so no later than fifteen (15) days after the Restoration Date; provided, however, that, if Tenant shall have failed to complete the required repairs to the Utilities Infrastructure as of the date on which the initial Lease Term or the Renewal Term, if applicable, shall have expired or otherwise been terminated, pursuant to the remaining provisions of this Lease, including, without limitation, the applicable provisions of this Article XI, then Tenant’s obligation to so repair the Utilities Infrastructure shall survive the expiration or earlier termination of the initial Lease Term or the Renewal Term, if applicable, and Landlord shall be entitled to the portion of the casualty insurance proceeds to which Tenant otherwise would have been entitled as shall be necessary, in the opinion of Landlord, to complete such repairs, which proceeds Tenant shall assign to Landlord on or prior to the expiration or earlier termination of the initial Lease Term or the Renewal Term, if applicable.

          (B) In addition, within thirty (30) days after delivery of Tenant’s Casualty Notice, Tenant shall give written notice to Landlord (“Tenant’s Repair Notice”) as to whether or not Tenant, in its sole discretion, intends to repair all or any portion of the damage or destruction to the Building, if any, and, if so, whether or not, in the opinion of Tenant, such repairs can be made on or prior to the Restoration Date.

          (C) If Tenant’s Repair Notice shall (i) not have been delivered to Landlord within said 30-day period, or (ii) state that (a) Tenant does not intend to repair all or any portion of such damage or destruction to the Building, or (b) such repairs to the Building cannot, in the opinion of Tenant, be made on or prior to the Restoration Date, then either Landlord or Tenant may elect to terminate this Lease by delivering written notice of such party’s intention to so terminate this Lease to the other party, within fifteen (15) days after the date of Tenant’s Repair Notice or the date on which Tenant’s Repair Notice was due, if no such notice shall have been delivered.

          (D) If neither Landlord not Tenant shall have exercised its right to terminate this Lease in accordance with the terms and conditions of the immediately preceding subsection, Tenant shall (i) proceed with reasonable diligence and in good faith to repair the damage or destruction to the Building to the extent and in the manner as shall be determined by Tenant in its sole discretion, and (ii) prosecute the same to completion as soon as reasonably practicable, whereupon this Lease shall continue in full force and effect, without abatement of any Base Rent or other Rent otherwise due and payable hereunder with respect to the entire Premises throughout the balance of the initial Lease Term and the Renewal Term, if applicable; provided, however, that, notwithstanding anything contained herein to the contrary, (a) the foregoing obligation of Tenant to repair such damage or destruction to the Building, at a minimum, shall consist of making such repairs as shall be necessary to enable Tenant to satisfy all of Tenant’s other obligations under this Lease in accordance with the express terms and conditions hereof, including, but not limited to, Tenant’s obligation to (1) use, occupy and maintain the Premises in accordance with Applicable Law and the other terms and conditions of Section 6.02, and (2) use and occupy the Premises in accordance with the terms and conditions of Section 6.03, including, without limitation, the maintenance of the ACMs in good condition under a Qualified Asbestos Maintenance Program, and (b) if Tenant shall have failed to complete the required repairs to the Building on or prior to date that shall be one hundred twenty (120) days after the Restoration Date, Landlord may elect to terminate this Lease by delivering written notice to Tenant of its intention to do so no later than seventy-five (75) days after the Restoration Date.

     11.03 Waiver. The provisions contained in this Lease shall supersede any contrary laws (whether statutory, common law or otherwise) now or hereafter in effect relating to damage, destruction, self-help and/or termination.

ARTICLE XII — CONDEMNATION

     12.01 Taking. If the entire Premises, or so much of the Premises as shall render the balance unusable by Tenant, shall be taken by condemnation or in any other manner for any public or quasi-public purpose (collectively “Condemnation”), then this Lease shall terminate on the earlier of the date that title or possession to the Premises shall have been taken by the condemning authority.

     12.02 Award. In the event of any Condemnation, the entire award for such taking shall belong to Landlord, free of any claim by Tenant; provided, however, that Landlord shall not restrict Tenant or interfere with Tenant in the filing of its own claim, so long as Tenant’s claim shall not diminish the size of the Landlord’s award.

     12.03 Temporary Taking. No temporary taking of the Premises shall entitle Tenant to any abatement of the Rent payable to Landlord under this Lease, unless (A) Tenant shall have elected, by written notice to Landlord, to terminate this Lease, upon the occurrence of any such temporary taking, or (B) solely as a result of such temporary taking, (i) the entire Premises shall be unusable by Tenant for Tenant’s Permitted Use and (ii) Tenant shall not use any portion of the Premises for Tenant’s Permitted Use, or otherwise, whereupon Tenant shall be entitled to an abatement of the Base Rent that otherwise would have been payable hereunder, until Tenant no longer would be prevented, solely as a result of such temporary taking, from being able to use any portion of the Premises for Tenant’s Permitted Use; provided, however, that, if, as a result of such temporary taking, the entire Premises shall be unusable by Tenant for Tenants’ Permitted Use and Tenant shall not use any portion of the Premises for a period of one hundred eighty (180) consecutive days, then Landlord may elect to terminate this Lease by delivering written notice to Tenant of its intention to do so.

ARTICLE XIII — RESERVED

ARTICLE XIV — ASSIGNMENT AND SUBLETTING

     14.01 Restriction.

          (A) Tenant shall not, either voluntarily or by operation of law, assign, encumber, or otherwise transfer this Lease or any interest herein, or sublet the Premises or any part thereof, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees (any such assignment, encumbrance, subletting, occupation or transfer hereinafter shall be referred to as a “Transfer”). For purposes of this Lease, the term “Transfer” shall also include, if Tenant is a closely held corporation (i.e. whose stock is not publicly held and not traded through an exchange or over the counter), or a limited liability company, the dissolution, merger, consolidation, division, liquidation or other reorganization of Tenant, or within a twelve month period: (i) the sale or other transfer of more than an aggregate of 50% of the voting securities of Tenant (other than to immediate family members by reason of gift or death) or (ii) the sale, mortgage, hypothecation or pledge of more than an aggregate of 50% of Tenant’s net worth. A Transfer or other action in violation of the foregoing, at Landlord’s option, shall be void and/or shall constitute a material breach of this Lease, which, without any notice and/or opportunity to cure the same, shall entitle Landlord to exercise any and all rights and/or remedies available to Landlord, upon the occurrence of an Event of Default (as hereinafter defined), pursuant to this Lease, at law and/or in equity, including, without limitation, the right to terminate this Lease, effective as of the date of any such Transfer. A Transfer or other action in violation of the foregoing, at Landlord’s option, shall be void and/or shall constitute a material breach of this Lease. Notwithstanding anything contained herein to the contrary, Tenant shall have the right to assign this Lease to an Affiliate of Tenant or a Permitted Transferee, upon at least twenty (20) days’ prior written notice to Landlord, whereupon, if such assignment shall be to a Permitted Transferee, Tenant, and its officers, employees and shareholders, shall be relieved of any further liabilities or obligations whatsoever under this Lease, with respect to the period from and after the date of such assignment, and Landlord agrees to hold such Permitted Transferee solely responsible for any and all liabilities and obligations under this Lease with respect to the period from and after the date of such assignment, so long as Landlord first shall have received a written assumption of such obligations from such Permitted Transferee, as the case may be; provided, however, that, all sums or other economic consideration, if any, received by Tenant in connection with any such assignment, whether denominated as rental or otherwise, which exceed in the aggregate, the total sum that Tenant is obligated to pay Landlord under this Lease shall be paid to Landlord promptly after receipt, without affecting or reducing any other obligation of Tenant hereunder.

          (B) For all purposes of this Lease, the term “Affiliate” shall mean any corporation or other entity controlling, controlled by, or under common control with (directly or indirectly) Tenant or Landlord, as the case may be. The term “control”, as used herein, shall mean the power to direct or cause the direction of the management and policies of the controlled entity through the ownership of more than fifty percent (50%) of the voting securities in such controlled entity. The term “Permitted Transferee” shall mean any entity that shall acquire, (i) Tenant, by merger, consolidation or other corporate action, or (ii) all or substantially all of Tenant’s assets, so long as the surviving entity or purchaser of such assets, as the case may be, shall have a “net worth” equal to or greater than the net worth of Tenant as of the proposed date of such corporate action or sale, as the case may be. Notwithstanding anything contained in this Article XIV to the contrary, Tenant agrees not to enter into any agreement for use, occupancy or utilization of the Premises, which provides for rental or other payment based in whole or in part on the net income or profits derived by any person from the Premises (other than an amount based on a fixed percentage(s) of receipts or sales), and that any such purported agreement shall be absolutely void and ineffective.

ARTICLE XV — EVENTS OF DEFAULT AND REMEDIES

     15.01 Events of Default by Tenant. Upon the occurrence of any one or more of the following events (the “Events of Default,” any one an “Event of Default”), the party not in default shall have the right to exercise any rights or remedies available in this Lease, at law and/or in equity. Any notice and cure period provided for herein shall be in lieu of, and not in addition to, any notice required under any Applicable Law now or hereafter in effect requiring that notice of default be given prior to the commencement of an unlawful detainer or other legal proceeding. Events of Default shall be, as follows:

          (A) Tenant’s failure to pay within five (5) days of the date due any Rent payable hereunder.

          (B) Failure by Tenant to perform any other of the terms, covenants or conditions contained in this Lease, if not remedied within thirty (30) days after receipt of written notice thereof; provided, however, that, if the nature of Tenant’s obligation is such that more than thirty (30) days would be required for performance, Tenant shall not be in default, if Tenant commences performance within such thirty (30) day period and thereafter diligently pursues same to completion; provided, however, in any event, such performance must be completed within one hundred eighty (180) days after receipt of the original written notice of such failure to perform.

          (C) Tenant shall become bankrupt or insolvent, or file any debtor proceedings, or files, pursuant to any statute a petition in bankruptcy or insolvency or for reorganization, or files a petition for the appointment of a receiver or trustee for all or substantially all of Tenant’s assets, and such petition or appointment shall not have been set aside within sixty (60) days from the date of such petition or appointment, or, if Tenant shall make an assignment for the benefit of creditors, or petition for or enter into an arrangement for any of the foregoing.

          (D) Tenant vacates, abandons or fails to operate in the Premises for a period of thirty (30) days or allows its leasehold estate to be taken under any writ of execution; provided, however, that Tenant shall be entitled to challenge any such writ, so long as the same does not result in a Lien against or on the Premises, subject Tenant’s right to contest the same in accordance with the terms and conditions of Section 9.02.

     15.02 Landlord’s Option to Terminate upon Tenant Default. In addition to its other remedies, Landlord, upon an Event of Default by Tenant, shall have the immediate right, to terminate and cancel this Lease and/or reenter and remove all persons and properties from the Premises and dispose of such property as it deems fit, all without being guilty of trespass or being liable for any damages caused thereby. In the event of an elected termination by Landlord, whether before or after reentry, Landlord may recover from Tenant damages, including, without limitation, the costs of recovering the Premises, and Tenant shall remain liable to Landlord for the total Rent as would have been payable by Tenant hereunder for the remainder of the Lease Term, less the reasonable rental value of the Premises for the remainder of the Lease Term. In determining the Rent that would be payable by Tenant after a default, the Rent for each year of the un-expired Lease Term shall be equal to the Rent payable by Tenant for the last year of the Lease Term prior to the applicable default. If any rent owing hereunder shall be collected by or through an attorney, Tenant agrees to pay Landlord’s reasonable attorneys’ fees to the extent allowed by Applicable Law.

     15.03 Mitigation of Damages. Whether Landlord shall terminate this Lease and/or Tenant’s right to possession of the Premises, Landlord shall have no obligation to mitigate Landlord’s damages, except as required by Applicable Law.

     15.04 Right of Landlord to Perform. If Tenant shall fail to perform any required act under this Lease, Landlord, without obligation, may do so without waiving Tenant’s obligations under this Lease. In such event, Tenant shall pay to Landlord, as Rent, any sums incurred by Landlord, together with an administrative charge equal to five percent (5%) thereof.

     15.05 Non-Waiver. No acceptance by Landlord of a lesser sum than the Rent then due shall be deemed to be other than on account of the earliest installment of such Rent due, and no endorsement or statement on any check or any letter accompanying any check or payment shall be deemed an accord and satisfaction, and Landlord may accept such check or payment, without prejudice to Landlord’s right to recover the balance of such installment and/or pursue any other remedy in this Lease, at law and/or in equity provided. Moreover, the acceptance by Landlord of any Rent, while Tenant shall be in default hereunder, shall not serve or operate as a waiver of any rights and/or remedies to which Landlord otherwise would be entitled hereunder, at law and/or in equity, as a result of such default. The delivery of keys to Landlord or its agent or employee shall not operate as a termination of this Lease or as a surrender of the Premises, unless so acknowledged in writing by Landlord.

     15.06 Cumulative Remedies. The specific remedies to which Landlord may resort under the terms hereof are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions hereof. In addition to the other remedies provided herein, Landlord shall be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions hereof and/or to a decree compelling specific performance of any such covenants, conditions or provisions.

     15.07 Landlord’s Default. Landlord shall not be in default under this Lease, unless Landlord fails to perform its obligations hereunder within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord and to Mortgagee whose name and address shall have been furnished to Tenant in writing and specifying how Landlord has failed to perform such obligations and the act required to cure the same; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days would be required for performance, Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion; provided, however, in any event, such performance must be completed within one hundred eighty (180) days after receipt of the original written notice of such failure to perform. In no event shall Tenant have the right to seek damages as a result of Landlord’s default and Tenant’s remedies shall be limited to the termination of this Lease and/or an injunction.

ARTICLE XVI — SUBORDINATION AND ATTORNMENT

     16.01 Subordination. This Lease, and the rights of Tenant hereunder, shall be subject and subordinate to the interests of (A) all present and future ground leases and master leases of all or any part of the Premises; (B) present and future mortgages and deeds of trust encumbering all or any part of the Premises; (C) all past and future advances made under any such mortgages or deeds of trust; and (D) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages and deeds of trust; provided, however, that any lessor under any such ground lease or master lease or any mortgagee or beneficiary under any such mortgage or deed of trust (any such lessor, mortgagee or beneficiary is herein referred to as a “Mortgagee”) may elect, by written notice given to Tenant, to have this Lease made superior in whole or in part to any such ground lease, master lease, mortgage or deed of trust. Within ten (10) days of written request from Landlord, Tenant shall execute, acknowledge and deliver any instruments reasonably requested by Landlord or any such Mortgagee to affect the purposes of this Section 16.01, including, without limitation, a Subordination, Attornment and Non-disturbance Agreement/Estoppel Agreement substantially similar to the form attached hereto as Exhibit C. Any obligations of Mortgagee shall be non-recourse as to any assets of such Mortgagee other than its interest in the Premises.

     16.02 Attornment. If requested to do so, Tenant shall attorn to, and recognize as Tenant’s landlord hereunder, any Mortgagee or other purchaser or person taking title to the Premises by reason of the termination of any superior lease or the foreclosure of any superior mortgage or deed of trust or sale of property or any other reason, and Tenant, within ten (10) days after demand, shall execute and deliver any documents reasonably requested by any such person to evidence the foregoing.

     16.03 Mortgage and Ground Lessor Notice. Tenant shall give any Mortgagee or ground lessor, by certified mail, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing of the address of such Mortgagee. If Landlord shall fail to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured within that time, then such additional time as may be reasonably necessary), then the Mortgagee shall have an additional thirty (30) days within which to cure such default (or, if such default cannot be cured within that time, then such additional time as may be reasonably necessary).

ARTICLE XVII — RESERVED

ARTICLE XVIII — ESTOPPEL CERTIFICATES

     18.01 Estoppel Certificates. Tenant shall, from time to time, within five (5) days of written request from Landlord deliver to Landlord and any other party designated by Landlord, an estoppel certificate substantially similar to the form attached hereto as Exhibit C, acknowledged and executed by Tenant and any Guarantor of this Lease. Any such certificate given to any Mortgagee or prospective Mortgagee may contain certifications of such other matters, customarily required by such Mortgagee. If Tenant does not deliver to Landlord the certificate as required herein, then Landlord is granted an irrevocable power-of-attorney, coupled with an interest, to execute such certificate on Tenant’s behalf, which statement shall be binding on Tenant (and such grant shall not be in limitation of Landlord’s other remedies for such failure by Tenant).

ARTICLE XIX — ENTRY BY LANDLORD

     19.01 Entry by Landlord. Landlord, and Landlord’s contractors, agents and consultants, may enter the Premises during normal business hours and upon not less than 48 hours prior notice (which notice may be oral), other than in the case of any emergency in which case any such party may enter the Premises at any time, to: inspect the same; exhibit the same to prospective purchasers, prospective mortgagees or tenants; determine whether Tenant is complying with all of its obligations under this Lease, including, without limitation, the Handling of Hazardous Materials by Tenant; post notices of non-responsibility or to make repairs or improvements in or to the Premises. Tenant hereby waives any claim for damages for any injury to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, or any other loss occasioned by such entry or repair or service work, which Landlord deems to be reasonably necessary; provided, however, that Landlord shall use its reasonable efforts to prevent any such entry from adversely interfering with Tenant’s use of the Premises in any material respect, except in the event of an emergency. Landlord may require Tenant to provide a key with which to unlock one or more doors that, collectively, would enable Landlord to access the entire Premises (excluding Tenant’s safes and similar areas designated by Tenant in writing in advance), and Landlord may obtain entry to the Premises, and any entry shall not under any circumstances be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises or an eviction, actual or constructive, of Tenant from any part of the Premises. Such entry by Landlord shall not act as a termination of this Lease.

ARTICLE XX — LANDLORD’S LEASE UNDERTAKINGS; TRANSFER OF LANDLORD’S INTEREST

     20.01 Landlord’s Lease Undertakings. Notwithstanding anything to the contrary contained in this Lease or in any exhibits, riders or addenda hereto attached (collectively the “Lease Documents”), it is expressly understood and agreed that: (A) the recourse of Tenant against Landlord with respect to the alleged breach by Landlord of a representation, warranty, covenant, undertaking or agreement, if any, contained in any of the Lease Documents, or otherwise, arising out of this transaction and/or Tenant’s use of the Premises (collectively, “Landlord’s Lease Undertakings”), shall extend only to Landlord’s interest in the real estate of which the Premises demised under the Lease Documents are a part (“Landlord’s Real Estate”), and not to any other assets of Landlord’s Parties; and (B) except to the extent of Landlord’s interest in Landlord’s Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings, and/or any alleged breach thereof, is assumed by, or at any time shall be asserted or enforceable against, Landlord’s Parties.

     20.02 Transfer of Landlord’s Interest. Landlord shall have the right to sell, transfer or assign the Premises, or any part thereof, or Landlord’s interest in this Lease, in which event Landlord shall be automatically freed and relieved from all applicable liability with respect to performance of any covenant or obligation on the part of Landlord. Any Security Deposits or advance rents held by Landlord shall be turned over to the successor, and said successor shall expressly assume, subject to the limitations of this Article XX, all of the terms, covenants and conditions of this Lease to be performed by Landlord arising from and after the date of such sale, transfer or assignment, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, subject to all the provisions of this Article XX, shall be binding on Landlord, its successors and assigns, only during their respective periods of ownership.

ARTICLE XXI — SURRENDER; HOLDOVER TENANCY

     21.01 Condition of Premises and Removal of Property. At the expiration or earlier termination of this Lease or the termination of Tenant’s right to possession of the Premises, Tenant shall surrender possession of the Premises (A) with the

Utilities Infrastructure in the condition required under Sections 8.02 and 8.03, and (B) otherwise in the condition required under Section 9.03, none of which Tenant understands to mean that Tenant shall be relieved of performing, in accordance with the applicable terms and conditions of this Lease, any of its other obligations hereunder during the initial Lease Term and/or the Renewal Term, if applicable, including, without limitation, those relating to the use, occupancy, maintenance, repair and/or replacement of the Premises. The cost of any repair or restoration of the Premises required to satisfy Tenant’s obligation to surrender of possession of the Premises in the condition required by this Section 21.01 shall be borne by Tenant; provided, however, that, if Tenant shall fail to promptly perform such repairs or restoration, Landlord, without obligation, may perform the same and all costs thereof incurred by Landlord shall be reimbursed by Tenant promptly upon demand.

     21.02 Abandoned Property. If Tenant shall fail to remove any items from the Premises, as required under Sections 9.03 and 21.01, Landlord may do so at Tenant’s expense. All of such property removed from the Premises by Landlord hereunder may be handled, discarded or stored by Landlord at Tenant’s expense, and Landlord shall in no event be responsible for the value, preservation and/or safekeeping thereof. All such property, at Landlord’s option, shall be conclusively deemed to have been conveyed by Tenant to Landlord, as if by bill of sale, without payment by Landlord.

     21.03 Holdover Tenancy. Regardless of whether or not (A) Tenant shall have delivered to Landlord a Tenant’s Right of First Opportunity Notice, (B) Landlord shall have delivered to Tenant a Landlord’s Right of First Opportunity Notice and/or (C) Landlord and Tenant shall have entered into a Development Lease or a Development Agreement, Tenant shall have an express duty and obligation to surrender the entire Premises to Landlord, upon the expiration or earlier termination of the Lease Term or the Renewal Term, if applicable. If, however, Tenant shall hold possession of the Premises after the expiration or termination of the Lease Term or the Renewal Term, if applicable, in violation of the foregoing express duty and obligation of Tenant to so surrender the Premises to Landlord, Tenant shall become a tenant at sufferance, upon all of the terms contained herein, except as to the term of this Lease and Rent. During such holdover period, Tenant shall pay to Landlord a monthly rental equivalent to twice the Rent payable during the last month of the Lease Term. The monthly rent payable for such holdover period in no event shall be construed as a penalty or as liquidated damages for such retention of possession. Without limiting the foregoing, Tenant shall indemnify, protect, defend and hold harmless Landlord’s Parties, from and against any and all claims, liabilities, actions, losses, damages (including, without limitation, direct, indirect, incidental and consequential) and expenses (including, without limitation, court costs and reasonable attorneys’ fees) asserted against or sustained by Landlord’s Parties and arising by reason of such retention of possession, which obligations shall survive the expiration or termination of the Lease Term.

ARTICLE XXII — MISCELLANEOUS

     22.01 Entire Agreement. This Lease contains all of the agreements relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth herein. This Lease supersedes any and all prior agreements between Landlord and Tenant and alone expresses the agreement of the parties.

     22.02 Amendments. This Lease shall not be amended, in any way, unless in writing executed by Landlord and Tenant. Landlord shall not have waived or released any of its rights hereunder, unless in writing and executed by the Landlord.

     22.03 Successors. Except as expressly provided herein, this Lease and the obligations of Landlord and Tenant contained herein shall bind and benefit the successors and assigns of the parties to this Lease.

     22.04 Force Majeure. Notwithstanding anything in this Lease to the contrary, Landlord shall incur no liability to Tenant with respect to, and shall not be responsible for any failure to perform, any of Landlord’s obligations hereunder, if such failure is caused by any reason beyond the control of Landlord, including, but not limited to, governmental law, ordinances, rules or regulations, strike, labor trouble, fire, flood, earthquake, civil commotion, act of war or terrorism. The amount of time for Landlord to perform any of Landlord’s obligations shall be extended by the amount of time Landlord is delayed in performing such obligation by reason of any force majeure occurrence.

     22.05. Survival of Obligations. Any obligations of Tenant accruing prior to the expiration of this Lease shall survive the expiration or earlier termination of this Lease, and Tenant shall promptly perform all such obligations whether or not this Lease shall have expired or been terminated.

     22.06 Governing Law. This Lease shall be governed by, and construed in accordance with, the laws of the state in which the Premises is located, without respect to conflicts of law principles. Any action regarding this Lease shall be brought in the state and county in which the Premises is located and both parties covenant that jurisdiction and venue are proper in the state and county in which the Premises is located.

     22.07 Severability. If any provision of this Lease shall be found unenforceable, the remainder of this Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by Applicable Law. If two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, then the interpretation rendering the provision enforceable shall be adopted.

     22.08 Interpretation. Tenant acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in reviewing this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but rather, shall be given a fair and reasonable interpretation according to the meaning of its terms and the intent of the parties. All captions, headings, titles, numerical references and computer highlighting are for convenience only and shall have no effect on the interpretation of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require.

     22.09 Independent Covenants. Each covenant, agreement, obligation and other provision of this Lease to be performed by Tenant is separate and independent, and is not dependent on any other provision of this Lease.

     22.10 Time is of the Essence. Time is of the essence hereof and the performance of all obligations hereunder.

     22.11 Joint and Several Liability. If Tenant comprises more than one person or entity, all such persons shall be jointly and severally liable for payment of Rent and the performance of Tenant’s obligations hereunder.

     22.12 Exhibits and Schedules. Exhibits A (Outline of Premises), B (Tenant Operations Inquiry and List of Permissible Hazardous Materials and Quantities), C (Subordination, Attornment and Non-disturbance Agreement/Estoppel Agreement) and D (Suite Acceptance Letter) are incorporated herein by this reference.

     22.13 Offer to Lease. The submission of this Lease to Tenant does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force and effect, until it shall have been executed by Landlord and Tenant; provided, however, that, execution of this Lease by Tenant and delivery to Landlord, in consideration of the time and expense incurred by Landlord in reviewing the Lease, shall constitute an irrevocable offer by Tenant for ten (10) days following such delivery date.

     22.14 Waiver; No Counterclaim. To the extent permitted by Applicable Law, Tenant waives the right to a jury trial in any proceeding regarding this Lease and the tenancy created by this Lease. If Landlord shall commence any summary proceeding for non-payment of Rent, Tenant will not interpose any counterclaim of whatever nature in any such proceeding, other than compulsory counterclaims. Any claim, demand, right or defense by Tenant that shall arise out of this Lease or the negotiations that preceded this Lease shall be barred, unless Tenant commences an action thereon, or interposes a defense by reason thereof, within six (6) months after the date of the inaction, omission, event or action that gave rise to such claim, demand, right or defense.

     22.15 Reserved.

     22.16 Tenant Operations Inquiry. As a material inducement to Landlord to enter into this Lease, Tenant has completed the attached Exhibit B. Tenant represents and warrants to Landlord that the same is true and correct in all material respects and not misleading. Landlord reserves the right to require Tenant to update and re-certify the same, from time to time.

     22.17 Quiet Enjoyment. Provided that Tenant performs all of its obligations hereunder, Tenant peaceably shall enjoy the Premises during the Lease Term, free of claims by or through Landlord, subject to all of the terms and conditions contained in this Lease.

     22.18 Attorney’s Fees; Costs of Suit. If either Landlord or Tenant shall commence any action or proceeding against the other relating to this Lease and/or the Premises, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, its reasonable attorneys’ fees, irrespective of whether or not such action or proceeding shall have prosecuted to judgment..

     22.19 Brokers. If Tenant has dealt with any person, firm or broker in respect to the Premises, Tenant shall be solely responsible for the payment of any fee due said person, firm or broker and Tenant shall protect, indemnify, hold harmless and defend Landlord from and against the same.

     22.20 Notices. All notices from Landlord or Tenant to the other may be served, as an alternative to personal service, by mailing the same by registered or certified mail, postage prepaid, or by overnight courier, addressed to the Landlord at the address set forth in Section 1.09 and to Tenant at the address set forth in Section 1.10, or addressed to such other address or addresses as either Landlord or Tenant, from time to time, may designate to the other in writing. Any notice shall be deemed to have been given and served when delivered personally or, otherwise, at the time the same shall have been posted.

     22.21 Right of First Opportunity for New Development.

          (A) If, upon the expiration or earlier termination of the Lease Term or the Renewal Term, if applicable, Tenant shall desire not to relocate the existing operations of Tenant currently being conducted at the Premises (collectively, “Tenant’s Operations”), from the Premises to an existing building(s), but rather, shall desire to either enter into a Development Lease or a Development Agreement, then Landlord shall have a right of first opportunity (the “Right of First Opportunity”), throughout the Right of First Opportunity Period (as hereinafter defined), to be the party with whom Tenant shall negotiate the terms and conditions of such Development Lease or Development Agreement, as the case may be, subject to the remaining terms and conditions of this section.

          (B) For purposes hereof, (i) the term “Development Lease” shall mean a lease, between Tenant, or one of its subsidiaries or affiliates, and a third-party, for a “build-to-suit” development of a site and a building(s) to be the location of at least some or all of Tenant’s Operations, and (ii) the term “Development Agreement” shall mean an agreement, between Tenant, or one of its subsidiaries or affiliates, and a third-party, pursuant to which such third-party would acquire and develop a site, construct a building(s) thereon, and either sell or lease the same to Tenant upon the completion thereof, to be the location of at least some or all of Tenant’s Operations.

          (C) If, during the Lease Term or the Renewal Term, if applicable, Tenant shall desire to solicit a third-party to negotiate the terms and conditions of a Development Lease and/or a Development Agreement, then Tenant shall deliver to Landlord written notice (“Tenant’s Right of First Opportunity Notice”) thereof, which shall contain such information as would be reasonably necessary for Landlord to determine whether or not Landlord would want to exercise the Right of First Opportunity.

          (D) Within five (5) business days after receipt of Tenant’s Right of First Opportunity Notice, if applicable, Landlord shall deliver to Tenant written notice (“Landlord’s Right of First Opportunity Notice”) of Landlord’s election to exercise the Right of First Opportunity (if Landlord shall not so deliver Landlord’s Right of First Opportunity Notice, Landlord will be deemed to have waived the Right of First Opportunity).

          (E) If Landlord shall have so delivered Landlords’ Right of First Opportunity Notice, then Tenant shall negotiate with Landlord, exclusively and in good faith, and for a reasonable period of time, the terms and conditions of a

Development Lease and/or a Development Agreement, as the case may be, which shall be mutually acceptable to Landlord and Tenant; provided, however that, in no event shall such reasonable period of time extend beyond the period that shall commence on the date that Tenant shall have received Landlord’s Right of First Opportunity Notice and end on the date that shall be sixty (60) days thereafter (the “Right of First Opportunity Period”); and, further, provided, however, that Tenant shall retain the right during the Right of First Opportunity Period to negotiate with other parties regarding the terms and conditions of a Development Lease and/or a Development Agreement, as the case may be, solely for the purpose of determining market valuations as to the terms and conditions of the Development Lease and/or the Development Agreement, as the case may be.

          (F) If, prior to 5:00 p.m. (Chicago, Illinois time) on the last day of the Right of First Opportunity Period, Landlord and Tenant shall have failed to agree in writing on the terms and conditions of a Development Lease or a Development Agreement, as the case may be, then the Right of First Opportunity no longer shall apply and Tenant shall have the right to negotiate the terms and conditions of a Development Lease and/or a Development Agreement, as the case may be, with any third-party.

          (G) The Right of First Opportunity, as well as any Landlord’s Right of First Opportunity Notice that may have been delivered to Tenant, automatically shall terminate and become null and void and of no further force or effect, upon the failure of Landlord to timely or properly exercise the Right of First Opportunity, or otherwise perform any of its obligations under, and in accordance with, the provisions of this section.

          (H) If Tenant shall default under this section, Landlord shall have the right to exercise any and all remedies available to Landlord in equity, including, without limitation, specific performance of Tenant’s obligations under this section or injunctive relief.

     22.22 Letter of Intent. Notwithstanding anything to the contrary contained herein or in the Letter of Intent regarding (A) the sale of the Premises by Tenant to Landlord and (B) this Lease, which was executed and delivered by Seller and Purchaser as of March 3, 2005 (the “LOI”), except to the extent that, pursuant to the terms, provisions and/or conditions of the LOI, any of such terms, provisions and/or conditions are expressly intended to survive the expiration or earlier termination thereof, (i) this Lease shall supersede the LOI, (ii) from and after the Effective Date, if not previously rendered null and void and of no further force or effect by the provisions of the Agreement of Sale entered into by Tenant and Landlord with respect to the sale of the Premises by Tenant to Landlord, the LOI shall be null and void and of no further force or effect, and (iii) in the event of any conflict between any term, provision or condition contained herein, and any term, provision or condition contained in the LOI, the terms, provisions and conditions of this Lease shall govern and control.

     IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the Effective Date.

TENANT:		LANDLORD:

Dayton Superior Corporation, an Ohio corporation		IAC Chicago L.L.C., a Delaware limited liability company

By:	/s/ Mark K. Kaler	By:	International Airport Centers L.L.C., a Delaware limited liability company, its Manager
Name:	Mark K. Kaler

Title:	Vice President of Strategic Planning (Officer)	By:	/s/ Alex Kurrelmeier

		Name:	Alex Kurrelmeier
(Corporate Seal)
		Title:	Managing Director

EXHIBIT A

Outline of the Premises

EXHIBIT B

Tenant Operations Inquiry form

SEE ATTACHMENT.

List of Permissible
Hazardous Materials and Quantities

NONE

EXHIBIT C

Subordination, Attornment and Non-disturbance Agreement/Estoppel Agreement

THIS INSTRUMENT PREPARED BY AND
AFTER RECORDING RETURN TO:

                    , Esq.
Piper Marbury Rudnick & Wolfe
203 North LaSalle Street, Suite 1800
Chicago, Illinois 60601-1293

SUBORDINATION, ATTORNMENT AND
NON-DISTURBANCE/ESTOPPEL AGREEMENT

     THIS SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE/ESTOPPEL AGREEMENT (this “Agreement”) dated this day of ___, 200_, between ___                    ___, a(n) ___                    ___(“Tenant”), and LaSalle Bank National Association, a national banking association, its successors and assigns (“Mortgagee”), having its principal place of business at 135 South LaSalle, Chicago, IL 60603, Attention: Real Estate Capital Markets.

     R E C I T A L S:

     1. Tenant is the lessee under that certain lease executed between Tenant and IAC Chicago L.L.C., a Delaware limited liability company (“Landlord”) dated ___, 200___(the lease and all amendments thereto are hereinafter referred to as the “Lease”), covering all or a portion of property legally described in Schedule I attached hereto and made a part hereof (the “Property”).

     2. Mortgagee is making a loan (the “Loan”) to Landlord which is secured, in part, by the lien of a mortgage or deed of trust executed and delivered by Landlord to Mortgagee encumbering the Property (the “Mortgage”) and an assignment of leases and rents from the Property.

     3. As a condition to making the Loan, Mortgagee requires that Tenant enter into this Agreement.

     NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     A. Tenant hereby represents, acknowledges and agrees as follows:

1.	The Lease has not been amended, modified or extended, except as follows: ___ ___.

2.	The Lease does not contain any options to purchase and/or lease additional space, rights of set off, rights of first refusal to purchase and/or lease additional space or any similar provisions regarding acquisition of ownership interests or additional leased space in the building, except as follows: ___.

3.	The term of the Lease commenced on ___ and will terminate on ___.

4.	The current monthly rent payment under the Lease is $___. Rent has been paid through ___, 200_. No advance rents have been prepaid except for the current month.

5.	In addition to monthly rent payments, the following amounts are also payable on a basis for the following purposes: ______.

6.	The improvements described in the Lease have been completed and accepted by Tenant.

7.	The security deposit under the Lease is currently $___.

8.	Tenant has not sublet any portion of the leased premises or assigned any of its rights under the Lease.

9.	Tenant is in full and complete possession of the premises demised under the Lease, such possession having been delivered by the Landlord pursuant to the Lease and having been accepted by Tenant.

10.	The Lease is in full force and effect, Tenant has no existing claims, defenses or offsets under the Lease against Landlord, no uncured default exists under the Lease, and no event has occurred that would, except for the lapse of time, the giving of notice or both, constitute a default.

11.	No cancellation, modification, amendment, extension, or assignment of the Lease, and no subletting or prepayment of more than one month’s rent, shall be made without Mortgagee’s prior written consent.

12.	All rent payments shall be paid as provided under the Lease until Tenant has been otherwise notified by Mortgagee or its successor or assign. Tenant agrees that, upon receipt of a notice from Mortgagee or its successor or assign that there has been a default by Landlord under the Mortgage,

Tenant shall make all subsequent rent payments directly to Mortgagee (or its successor or assign), or at the direction of Mortgagee (or its successor or assign). All prepayments of more than one month’s rent and any and all termination fees paid by Tenant, or at Tenant’s direction, shall be payable jointly to Mortgagee and Landlord.

13.	Tenant will not look to Mortgagee for the return of the security deposit, if any, under the Lease, except to the extent such funds actually shall have been delivered to Mortgagee.

14.	The guaranty of the Lease, if any, is in full force and effect.

15.	Tenant will deliver to Mortgagee a copy of all notices Tenant shall deliver to or receive from Landlord in accordance with the notice provisions set forth herein.

B.	The Lease and all terms thereof, including, without limitation, any options to purchase, rights of first refusal, rights of set off, and any similar rights, are and shall be subject and subordinate to the Mortgage, and to all amendments, modifications, replacements and extensions thereof, to the full extent of the principal, interest, fees, expenses and all other amounts secured thereby.

C.	If Mortgagee shall elect to foreclose the Mortgage, Mortgagee will not join Tenant in summary or foreclosure proceedings unless required by applicable law (and then only to the extent so required), as long as Tenant has not amended the Lease without Mortgagee’s prior written consent and is not in default under the Lease.

D.	If Mortgagee shall succeed to the interest of Landlord under the Lease, and there shall exist no default by Tenant under the Lease, and Tenant shall not have amended the Lease without Mortgagee’s prior written consent, Mortgagee agrees not to disturb or otherwise interfere with Tenant’s possession of the leased premises for the un-expired term of the Lease, provided that Mortgagee shall not be:

1.	liable for any act or omission of Landlord or any prior landlord under the Lease;

2.	subject to any offsets or defenses which Tenant might have against Landlord or any prior landlord;

3.	bound by any rent or additional rent which Tenant might have paid for more than the current month to Landlord or any prior landlord;

4.	bound by any amendment or modification of the Lease made without Mortgagee’s prior written consent; or

5.	liable for any security deposit Tenant might have paid to Landlord or any prior landlord, except to the extent Mortgagee actually shall have received said security deposit.

E.	Upon Mortgagee’s succeeding to Landlord’s interest under the Lease, Tenant covenants and agrees to attorn to Mortgagee or a purchaser at a foreclosure or trustee’s sale, to recognize such successor landlord as Tenant’s landlord under the Lease, and to be bound by and perform all of the obligations and conditions imposed upon Tenant by the Lease. If requested by Mortgagee or any subsequent owner, Tenant shall execute a new lease with Mortgagee, for a term equal to the remaining term of the Lease, and otherwise containing the same provisions and covenants of the Lease.

F.	Prior to terminating the Lease due to a default by Landlord thereunder, Tenant agrees to notify Mortgagee of such default and give Mortgagee the opportunity to cure such default within thirty (30) days of Mortgagee’s receipt of such notice (or, if such default cannot reasonably be cured within such thirty (30) day period, Mortgagee shall have such longer time as may be necessary to cure the default; provided that Mortgagee commences the cure within such period and diligently pursues the cure thereafter).

G.	This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto.

H.	This Agreement can be modified only in writing duly executed by both parties.

I.	Any notices, communications and waivers under this Agreement shall be in writing and shall be (1) delivered in person, (2) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (3) by overnight express carrier, addressed in each case as follows:

To Mortgagee:	LaSalle Bank National Association
135 South LaSalle Street, Suite
Chicago, Illinois 60603
Attn:

To Tenant:

or to any other address as to any of the parties hereto, as such party shall have designated in a written notice to the other party hereto. All notices sent pursuant to the terms of this paragraph shall be deemed received (a) if personally delivered, then on the date of delivery, (b) if sent by overnight, express carrier, then on the next federal banking day immediately following the day sent, or (c) if sent by registered or certified mail, then on the earlier of the third federal banking day following the day sent or when actually received.

J.	If any action or proceeding is instituted to enforce the terms hereof, the prevailing party in such action or proceeding shall be entitled to reasonable attorneys’ fees, costs and expenses of the prevailing party.

K.	This Agreement, and all obligations of Tenant hereunder, shall terminate upon the release and satisfaction of the Mortgage.

L.	The undersigned representative of Tenant certifies that he/she has full power, authority and right to execute and deliver this Agreement on behalf of Tenant and to bind Tenant to the provisions hereof.

M.	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which when taken together shall constitute one agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

TENANT:

, a(n)

By:

Name:

Its:

MORTGAGEE:

LaSalle Bank National Association, a national banking association

By:

Name:

Its:

STATE OF	)

	)	SS.
COUNTY OF	)

     I,                     , a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY, that                     , the                     of                     , a                     , who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument as his/her own free and voluntary act and as the free and voluntary act of said                     , for the uses and purposes therein set forth.

     Given under my hand and notarial seal this                      day of                     , 20___.

Notary Public
[SEAL]
My commission expires:

STATE OF ILLINOIS	)

	)	SS.
COUNTY OF	)

     I,                     , a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY, that                     , the                      of LaSalle Bank National Association, a national banking association, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument as his/her own free and voluntary act and as the free and voluntary act of said Bank, for the uses and purposes therein set forth.

     Given under my hand and notarial seal this ___day of_________, 20___.

Notary Public
[SEAL]
My commission expires:

SCHEDULE I

LEGAL DESCRIPTION

EXHIBIT D

Suite Acceptance Letter

Suite Acceptance Letter

Building Name/Address:

Tenant Name:

Tenant Code:           Suite #:
Management’s Tenant Contact:

Phone #:

To Whom It May Concern:

As a representative of the above referenced tenant, I/we have physically inspected the suite noted above and its improvements with ___, a representative of Landlord. I/we accept the suite improvements as to compliance with all the requirements indicated in our lease, also including the following verified information below:

Occupancy Date: ________, 200_

Actual Rent Start Date: ________, 200_

Actual Lease Commencement Date: _______, 200_

Actual Lease Expiration Date: __________months after Commencement Date.

Date Keys Delivered: ______, 200_

Items Requiring Attention:

_______________________________.

Very truly yours,

(Tenant)
By:

Its:

Date: